Exhibit 10.1

February 27, 2019

James A. Gariepy

15510 Rippling Springs Drive

Cypress, Texas 77429

Re:	Separation Agreement and Release

Dear Jim:

This letter agreement (this “Agreement”) confirms the terms and conditions concerning your retirement and separation from employment from the Company effective on March 1, 2019 (the “Separation Date”). For purposes of this Agreement, the “Company” means Dril-Quip, Inc. and any affiliate thereof, as well as their successors, assigns, officers, directors, employees and agents. You and the Company are sometimes referred to as the parties in this Agreement. For purposes of this Agreement, the parties agree that your retirement is a termination of employment without cause as described in Section 5(c) of the Employment Agreement between you and the Company dated December 8, 2011 (the “Employment Agreement”) and that this Agreement is the written Notice of Termination of your employment for purposes of the Employment Agreement. Capitalized terms not defined in this Agreement shall have the meaning given in the Employment Agreement.

Your acceptance of this Agreement must be indicated by signing on the last page of this Agreement. If accepted, this Agreement must be returned to me by close of business on March 22, 2019.

Resignation from Officer and Director Positions

Effective as of the Separation Date, you will cease to be an officer and employee of the Company and you agree to take any and all actions necessary to resign from all officer and director positions you hold with the Company.

Pay and Benefits Upon the Separation Date

Regardless of whether you agree to the terms of this Agreement by returning a signed copy as described above, you will receive the following pay and benefits:

Pay Through the Separation Date

The Company will pay you a lump-sum cash payment in an amount equal to the total of your (i) Base Salary earned through the Separation Date, to the extent not paid, and (ii) accrued, but unpaid vacation time or paid-time-off (PTO). This amount will be paid on the tenth (10th) Business Day next following the Separation Date.

Severance Payment

The Company will pay you a lump-sum cash payment in the amount of $1,125,000, which is equal to two (2) times your Base Salary in effect as of the Separation Date. This amount will be paid to you on the tenth (10th) Business Day next following the Separation Date.

James A. Gariepy

February 27, 2019

Continued Medical, Dental and Life Insurance

You will continue to receive, at the Company’s cost for the employer premium portion only, medical, vision, dental and life insurance coverage available to you and your covered dependents following the Separation Date, subject to your timely payment of the applicable active employee premiums for such coverage, as in effect from time to time, until the earlier of (i) equivalent coverage and benefits being provided to you by a subsequent employer (with such coverage and benefits determined on a coverage-by-coverage or benefit-by-benefit basis) or (ii) two (2) years after the Separation Date (“Continued Medical/Life Benefits”). The portion of the premiums paid on your behalf for the Continued Medical/Life Benefits will be reported as imputed income on a Form W-2.

The medical and dental benefits provided under the paragraph above are treated as your COBRA coverage and accordingly the COBRA continuation period will begin on the Separation Date. Except for the Continued Medical/Life Benefits, coverage under all other Company welfare benefits will cease on the Separation Date.

Other Employee Benefits and Expense Reimbursements

As provided in the benefit plan documents, and except as provided in this Agreement, all other employee benefit coverage, including short and long-term disability benefits, life insurance, and your participation in the 401(k) plan, if any, shall terminate on the Separation Date.

You will be reimbursed according to the Company’s reimbursement policies for any outstanding business expenses incurred up to and including the Separation Date, provided such expenses are timely submitted as required under the Company’s reimbursement policies.

Separation Benefits

In return for your timely execution and return of this Agreement, which contains a release of all claims, provided that you do not later revoke your agreement as described below, you will receive the following benefits (the “Separation Benefits”).

Continued Medical/Life Benefits for Three Years

The Continued Medical/Life Benefits will be extended from a maximum of two (2) years to a maximum of three (3) years. Except for the extension, all other terms and conditions described above will apply with respect to the Continued Medical/Life Benefits.

Restricted Stock Awards

The shares of “Restricted Stock” granted to you under the Company’s 2004 Incentive Plan and 2017 Omnibus Incentive Plan (together, the “Incentive Plans”) that are unvested immediately prior to the Separation Date will become 100% fully vested by the 30th day following the Separation Date.

James A. Gariepy

February 27, 2019

Performance Unit Awards

With respect to the “Performance Units” granted to you under the Incentive Plans, you will vest in Performance Units (if any) based on the actual achievement of the applicable Performance Goals (as set forth in the applicable Performance Unit Award Agreement) as if you remained employed through the payment date for such awards (without any pro-ration). Shares of Company common stock, if any, based on number of vested Performance Units will be issued and delivered to you, in accordance with the terms of the applicable award agreements.

2018 Annual Bonus

The Company will pay you a lump-sum cash payment in the amount of the annual bonus for 2018 in the amount determined by the Compensation Committee that you would have been paid if you had been employed on the payment date no later than 30 days following the Separation Date.

You acknowledge and agree that the Separation Benefits are more than you are otherwise entitled to receive pursuant to the Employment Agreement, the Incentive Plan or any other Company plan or program. You are not entitled to and will not receive any further payments, compensation or benefits under the Employment Agreement, the Incentive Plan or any other Company plan or program after the Separation Date that are in addition to the payments or benefits described in this Agreement.

Continuing Obligations; Non-Competition, Non-Solicitation And Confidentiality

You expressly affirm and acknowledge your continuing obligations under the Employment Agreement to maintain the confidentiality of the Company’s confidential information, among other things, and that you are subject to, and will comply with, the non-competition and non-solicitation obligations under the Employment Agreement. You expressly affirm and agree that in consideration of the Separation Benefits, the Prohibited Period described in the Employment Agreement is a period of 24 months following the Separation Date. Further, you recognize and affirm that all of these obligations expressly survive the Separation Date and the termination of your employment with the Company.

Indemnification

The Company agrees to indemnify and defend you and hold you harmless for any and all liabilities or losses arising out of or related to the lawsuit or claims involving I.M Ghazigian building contractors in relation to the construction of a facility in Alexandria, Egypt.

Return of Company Property

You agree as follows:

•	You have returned all Company property in your possession, custody, or control, including all equipment such as your Company-issued laptop, documents and things, issued to you.

James A. Gariepy

February 27, 2019

•

You have returned, if in your possession, any Company property, documents, files or other paper or electronic media pertinent to the Company’s business. You should keep your personal pay records and tax documents.

•

You have searched for and deleted all Company information, including all secret, confidential or proprietary information, that may exist on your personal electronic devices such as a smartphone, laptop, tablet, personal computer, flash drive, or any other electronic storage device, other than the payroll information provided to you that you may need to file your tax returns or keep your financial records.

•	You have not and will not remove from the Company’s premises any Company property, documents, files or other paper or electronic media pertinent to the Company’s business.

Non-Disparagement

You have not and will not, orally, online, or in writing, make any disparaging or defamatory statements about or referring to the Company, or its services or personnel. You will not directly refer to the Company or its principals or services in any press release, advertisement, public social media posting, or similar communication directed to the public or the Company’s current or prospective customers without the Company’s prior written consent.

The Company agrees to instruct its officers and directors not to make any disparaging or defamatory statements about you.

Release of Claims

The payments and promises to set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, termination benefits, bonuses, equity compensation, or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. You release and forever discharge the Company from any and all complaints, liabilities, claims, promises, agreements, controversies, damages, causes of action, suits or expenses of any nature whatsoever, known or unknown, which you now have or own or claim to have or own against the Company including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment. This release applies to all claims or causes of action including, but not limited to, claims arising under the common law of the State of Texas or any state or federal statute such as Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Texas Labor Code, or the Employee Retirement Income Security Act of 1974, all as amended, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, each as amended.

James A. Gariepy

February 27, 2019

Notwithstanding the foregoing, this release, however, does not waive any rights or claims that may arise after the date you sign this Agreement. You also agree not to sue or join in any suit against the Company for any claim relating to or arising out of your employment or your separation from employment with the Company, provided, however, that nothing will preclude you from (i) bringing a lawsuit or proceeding against the Company to enforce the Company’s obligations under this Agreement or to challenge the enforceability of the release under the Older Worker Benefit Protection Act, (ii) filing a charge or complaint with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body, or (iii) filing any claims that are not permitted to be waived or released under applicable law. However, you waive your right to receive any relief (legal or equitable) directly from the Company based on any charge, complaint, or lawsuit against the Company filed by you or anyone else on your behalf.

You further acknowledge and agree that nothing in this Agreement prohibits you from reporting to any governmental authority information concerning possible violations of law or regulation and that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of trade secret information in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, and you may use it in certain court proceedings provided you submit it under seal and consistent with 18 U.S.C. 1833. Nothing contained in this Agreement prohibits you from voluntarily or anonymously contacting governmental authorities regarding possible violations of law or from recovering a whistleblower award. You will retain all rights and consideration provided in this Agreement regardless of whether you communicate with any governmental authorities, or if you receive a whistleblower award.

By signing this Agreement, you acknowledge and agree that you are receiving the Separation Benefits in consideration for waiving your rights to claims referred to in this Agreement and that, except for the amounts described herein, you are not entitled to any other payments, compensation or benefits in respect of your employment with, or separation or termination from, the Company.

Neutral Reference

The Company agrees that it will provide you with a neutral employment reference pursuant to Company policy, which includes dates of employment and positions held, and, with your permission, confirmation of salary information.

Severability

If any provision of this Agreement is held to be invalid or unenforceable, (i) this Agreement shall be considered divisible, (ii) such provision shall be deemed inoperative to the extent it is deemed invalid or unenforceable, and (iii) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made valid or enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be valid and/or enforceable to the maximum extent permitted by applicable law.

James A. Gariepy

February 27, 2019

Consideration Period

You acknowledge and understand that you have twenty-one (21) days after you receive this Agreement to decide whether to sign this Agreement and be bound by its terms. You may take as much or as little of the twenty-one (21) day period to consider this Agreement as you wish. You have the right to discuss any aspect of this matter with an attorney of your choosing, and the Company recommends that you take advantage of this consideration period and consult with an attorney before executing this Agreement. In addition, during this period, please feel free to contact me to ask any questions regarding this Agreement. By executing this Agreement, you will be acknowledging that you considered its terms for twenty-one (21) days or waived your right to do so, and were advised in writing to seek legal counsel.

Revocation Period

In the event you agree to its terms and execute this Agreement, you may nevertheless revoke it within seven (7) days thereafter. Thus, if you subsequently change your mind, you have the option and right to revoke this Agreement, but you must do so within seven (7) days after signing it by providing written notification via overnight mail or U.S. Mail at the address listed on the letterhead above to the attention of James Webster or by email to james_webster@dril-quip.com. This Agreement will not become effective until the seven (7) day revocation period has expired. Of course, if this Agreement is revoked, you will not receive the Separation Benefits. If you do not revoke the Agreement within this time frame, it will become effective and both you and the Company will be bound by its terms.

Governing Law and Venue

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws thereof. Venue for any action or proceeding relating to this Agreement and/or the employment relationship hereunder shall lie exclusively in courts in Harris County, Texas.

Withholding Taxes

The Company may withhold from any amounts payable (including the vesting of stock awards) under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Compliance with Section 409A

The Company intends that the payment and benefits under this Agreement shall be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and this Agreement shall be interpreted, operated and administered accordingly. To the extent that the reimbursements or other in-kind benefits hereunder are “nonqualified deferred compensation” for purposes of Section 409A, (a) all such expenses or other reimbursements shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

James A. Gariepy

February 27, 2019

Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof, and from and after the date of this Agreement, this Agreement shall supersede any other prior agreement or understanding, both written and oral, between the parties with respect to such subject matter.

Acknowledgment and Acceptance of Agreement

By signing this Agreement in the space provided below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement, that you have accepted its terms and that you are voluntarily entering into this Agreement without any undue influence or coercion from the Company. You have the right to discuss any aspect of this matter with an attorney of your choosing, and the Company recommends that you take advantage of this time to consider this Agreement and consult with an attorney before executing this Agreement. In addition, please feel free to contact me to ask any questions regarding the Agreement.

Sincerely,

/s/ James C. Webster
	Name:	James C. Webster
	Title:	Vice President – General Counsel and Secretary

AGREED AND ACCEPTED:

March 5, 2019	/s/ James A. Gariepy
Date	James A. Gariepy